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                                                                     EXHIBIT 1.4

CREDIT | FIRST
SUISSE | BOSTON


                                                                January 23, 2003


The Bank of New York Company, Inc.
One Wall Street
New York, NY 10286

Credit Suisse First Boston International
c/o Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, NY 10010


External ID: 8193963 - Risk ID: 530280056

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Dear Sirs,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions (the "2000 Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "1996 Definitions" and, together with the 2000 Definitions, the "Definitions"), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 1996 Definitions and the 2000 Definitions, the 1996 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

         If you and we are parties to the 1992 ISDA Master Agreement (the "Agreement"), this Confirmation supplements, forms a part of, and is subject to such Agreement. If you and we are not yet parties to the Agreement, you and we agree to use our best efforts promptly to negotiate, execute, and deliver the Agreement, including our standard form of Schedule attached thereto and made a part thereof, with such modifications as you and we shall in good faith agree. Upon execution and delivery by you and us of the Agreement, this Confirmation shall supplement, form a part of, and be subject to such Agreement. Until you and we execute and deliver the Agreement, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall supplement, form a part of, and be subject to the 1992 ISDA Master Agreement as if, on the Trade Date of the first such Transaction between us, you and we had executed that agreement (without any Schedule thereto but as supplemented in the manner provided in Section 4 hereof).


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         The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

         Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

         General Terms:
         -------------

            Party A:                      Credit Suisse First Boston
                                          International.

            Party B:                      The Bank of New York Company, Inc.

            Trade Date:                   January 23, 2003.

            Effective Date:               The fourth Exchange Business Day
                                          immediately following the Trade Date.

            Base Amount:                  Initially, 10,000,000 Shares. On each
                                          Settlement Date, the Base Amount shall
                                          be reduced by the number of Settlement
                                          Shares for such Settlement Date.

            Maturity Date:                January 21, 2004.

            Forward Price:                On the Effective Date, the
                                          Initial Forward Price, and on any
                                          other day, (i) the Forward Price
                                          on the immediately preceding
                                          calendar day multiplied by the
                                          sum of (A) 1 plus (B) the Daily
                                          Rate for such day, minus (ii) the
                                          amount of any cash dividend paid
                                          on such day (other than any cash
                                          dividend for which the
                                          ex-dividend date occurred prior
                                          to the Effective Date); provided
                                          that if on any Settlement Date an
                                          ex-dividend date for a cash
                                          dividend has occurred, but such
                                          dividend has not yet been paid,
                                          then, solely for the purpose of
                                          calculating the Settlement Amount
                                          for such Settlement Date, the
                                          present value (as determined by
                                          the Calculation Agent) of such
                                          dividend shall be deducted from
                                          the Forward Price on such
                                          Settlement Date.



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            Initial Forward Price:        USD25.11 per Share.

            Daily Rate:                   For any day, (i)(A) USD-Federal
                                          Funds-H.15 minus (B) the Spread
                                          divided by (ii) 365.

            Spread:                       0.56%.

            Shares: Common Stock, $7.50 par value per share, of The Bank of New York Company, Inc. (the "Issuer")
                                          (Exchange identifier: "BK").

            Exchange:                     New York Stock Exchange.

            Related Exchange(s):          The principal exchanges(s) for
                                          options contracts or futures
                                          contracts, if any, with respect to
                                          the Shares.

            Clearance System:             DTC.

            Calculation Agent:            Credit Suisse First Boston
                                          International.

         Settlement Terms:
         ----------------

            Settlement Date:              Any Exchange Business Day following
                                          the Effective Date and up to and
                                          including the Maturity Date, as
                                          designated by Party B in a written
                                          notice (a "Settlement Notice")
                                          delivered to Party A at least three
                                          Business Days prior to such
                                          Settlement Date if such notice is
                                          provided during the normal trading
                                          hours on the Exchange, and
                                          otherwise at least four Business
                                          Days prior to such Settlement Date;
                                          provided that the Maturity Date
                                          shall be a Settlement Date if on
                                          such date the Base Amount is
                                          greater than zero.

            Settlement:                   Physical; on any Settlement Date,
                                          Party B shall deliver to Party A a
                                          number of Shares equal to the
                                          Settlement Shares for such
                                          Settlement Date, and Party A shall
                                          deliver to Party B, by wire
                                          transfer of immediately available
                                          funds to an account designated by
                                          Party B, an amount in cash equal to
                                          the Settlement Amount for such
                                          Settlement Date, on a delivery
                                          versus payment basis.

            Settlement Shares:            With respect to any Settlement
                                          Date, a number of Shares, not to
                                          exceed the Base Amount, designated



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                                          as such by Party B in the related
                                          Settlement Notice; provided that on
                                          the Maturity Date the number of
                                          Settlement Shares shall be equal to
                                          the Base Amount.

            Settlement Amount:            For any Settlement Date, an amount
                                          in cash equal to the product of the
                                          Forward Price on such Settlement
                                          Date and the number of Settlement
                                          Shares for such Settlement Date.

            Settlement Currency:          USD.

            Failure to Deliver:           Applicable.

            Payment of Early Termination
            Fee: If any Settlement Date occurs on or prior to July 24, 2003, Party B shall pay to Party A in cash on such Settlement Date the Early Termination Fee for such Settlement Date.

            Early Termination Fee:        For any Settlement Date, the
                                          product of (i) the number of
                                          Settlement Shares for such
                                          Settlement Date, (ii) 0.00267
                                          divided by 365, (iii) the Initial
                                          Forward Price and (iv) the number
                                          of calendar days in the period
                                          from and including such Settlement
                                          Date to and including July 24,
                                          2003.

            Alternative Settlement
            Method Upon Certain Events:   In the event that (i) Party B and
                                          Credit Suisse First Boston (USA),
                                          Inc. ("CSFB USA") publicly announce
                                          an intention not to consummate
                                          Party B's acquisition of CSFB USA's
                                          Pershing unit (the "Pershing
                                          Acquisition") or (ii) the Pershing
                                          Acquisition is not consummated on
                                          or prior to the Maturity Date, then
                                          Party B shall have the right (but
                                          not the obligation) to elect that
                                          the Transaction be settled by a
                                          method other than Physical
                                          Settlement (which method may
                                          involve, at the election of Party
                                          B, the delivery of cash or Shares),
                                          in which case the parties shall
                                          work together in good faith to
                                          agree as to the method by which the
                                          settlement amount will be
                                          determined, and in connection
                                          therewith, Party A shall consult
                                          with Party B with respect to the
                                          execution of any unwinding of Party
                                          A's hedge position with respect to
                                          the Transaction.








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         Adjustments:
         -----------

            Method of Adjustment:           Calculation Agent Adjustment.

         Extraordinary Events:
         --------------------

            Consequences of Merger Events:

            (a)     Share-for-Share:        Cancellation and Payment.

            (b)     Share-for-Other:        Cancellation and Payment.

            (c)     Share-for-Combined:     Cancellation and Payment.

            Nationalization or Insolvency:  Cancellation and Payment.

         Account Details:
         ---------------

            Payments to Party A:            To be advised under separate cover
                                            or telephone confirmed prior to
                                            each Payment Date.

            Payments to Party B:            To be advised under separate cover
                                            or telephone confirmed prior to
                                            each Payment Date.

            Delivery of Shares to Party A:  To be advised.

3.       Other Provisions:

              Conditions to Effectiveness:
              ---------------------------

                  The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Pricing Agreement dated the date hereof among Party A, Party B, Credit Suisse First Boston LLC, Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Pricing Agreement") and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it under the Pricing Agreement on or prior to the Effective Date and (iii) the satisfaction of all of the conditions set forth in Section 7 of the Pricing Agreement.

              Additional Representations, Warranties and Agreements of Party B:
              -----------------------------------------------------------------
              Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:



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                  (a)   Party B is an "eligible contract participant" as such
                        term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

                  (b) The Settlement Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance of such Settlement Shares will not be subject to any preemptive or similar rights.

                  (c) Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon the settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing on the Exchange.

                  (d) Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 4.9% of the number of then-outstanding Shares.

              Covenant of Party B:
              -------------------

                  The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date and returned by Party A to securities lenders from whom Party A borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act of 1933, as amended, in the hands of those securities lenders. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

              Covenants of Party A:
              --------------------

                  (a) Party A shall use its best efforts to maintain its hedge of its exposure to the Transaction by borrowing sufficient Shares from lenders.

                  (b) Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders.

              Acceleration Events: Notwithstanding any other provision hereof,
              -------------------
              Party A shall have the right to designate any Exchange Business Day to be a Settlement Date on at least two Exchange Business Days' notice, and to select the number of Settlement Shares for such Settlement Date, if:

                  (a) In the judgment of the Calculation Agent, Party A is, on the date of such designation, unable to hedge Party A's exposure to the Transaction because of



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                        the lack of sufficient Shares being made available for
                        Share borrowing by lenders; provided that the number of Settlement Shares for any Settlement Date so designated by Party A shall not exceed the number of Shares as to which such inability exists; or

                  (b) The closing sale price per Share on the Exchange for the regular trading session on any Exchange Business Day occurring after the Trade Date is less than or equal to $8.00.

              Assignment:
              ----------

                  Party A may assign or transfer any of its rights or duties hereunder to Credit Suisse First Boston without the prior written consent of Party B.

              Matters relating to Agent:
              -------------------------

                  (a) As a broker-dealer registered with the U.S. Securities and Exchange Commission, Credit Suisse First Boston LLC, in its capacity as Agent, will be responsible for (i) effecting the Transaction, (ii) issuing all required confirmations and statements to Party A and Party B and
                        (iii) maintaining books and records relating to the Transaction.

                  (b) Credit Suisse First Boston LLC shall act as "agent" for Party A and Party B within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the Transaction.

                  (c) The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of the Transaction, including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Confirmation, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder.

                  (d) Each of Party A and Party B agree to proceed solely against the other to collect or recover any securities or monies owing to Party A or Party B, as the case may be, in connection with or as a result of the Transaction.

                  (e) The Agent will be Party A's agent for service of process for the purpose of Section 13(c) of the Agreement.

4.       The Agreement is further supplemented by the following provisions:

              Termination Provisions:
              ----------------------

                  (a) The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A and Party B.



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                  (b)   Payments on Early Termination. For the purpose of
                        Section 6(e), Second Method and Loss will apply.

                  (c)   "Termination Currency" means United States Dollars.

              Share Settlement upon Certain Events:
              ------------------------------------

                  Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party B would be required to make a payment pursuant to Section 6(d) and 6(e) of the Agreement or (ii) a Merger Event occurs and Party B would be required to make a payment pursuant to Sections 9.3 and 9.7 of the Equity Definitions, then in lieu of such payment, Party B shall deliver to Party A, at the time such payment would have been due and in the manner provided under "Physical Settlement" in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity) equal to the quotient obtained by dividing
                  (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity security) of the Shares (or units) so delivered at the time of such delivery, as determined by the Calculation Agent (which fair market value shall take into account whether the Shares so delivered are freely tradeable). The Transaction will not be considered for purposes of determining any Settlement Amount under Section 6(e) of the Agreement.

              Agreement Regarding Set-off:
              ---------------------------

                  The last sentence of the first paragraph of Section 6(e) of the Agreement shall not apply with respect to the Transaction to the extent that any of the events described in Section 5(a)(vii) of the Agreement occurs with respect to Party B.

              Equity Rights:
              -------------

                  Party A acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to this Transaction that are senior to the claims of common stockholders in the event of Party B's bankruptcy.

              Miscellaneous:
              -------------

                  (a)   Addresses for Notices. For the purpose of Section 12(a):

                        Address for notices or communications to Party A:

                            Address: c/o Credit Suisse First Boston LLC Eleven Madison Avenue







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                                             New York, NY 10010
                            Attention:       Ricardo Harewood
                            Telephone No.:   (212) 325-8678
                            Facsimile No.:   (212) 325-8175

                        Address for notices or communications to Party B:

                            Address:         One Wall Street
                                             New York, NY 10286
                            Attention:       John Park
                            Telephone No.:   (212) 635-7080
                            Facsimile No.:   (212) 635-7101

                  (b) Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.








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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.



                                       Yours faithfully,

                                       CREDIT SUISSE FIRST BOSTON INTERNATIONAL


                                       By:/s/ Mark Skinner
                                          ------------------------------------
                                       Name: Mark Skinner
                                       Title: Vice President

                                       By:/s/ Susan Girard
                                          ------------------------------------
                                       Name: Susan Girard
                                       Title: Director, Legal and Compliance
                                              Department



Confirmed as of the date first written above:

THE BANK OF NEW YORK COMPANY, INC.


By:/s/ Bruce Van Saun
   ----------------------------
Name: Bruce Van Saun
Title: Senior Executive Vice
       President and Chief
       Financial Officer


CREDIT SUISSE FIRST BOSTON LLC,
as Agent

By:/s/ Tod D. Perkins
   ----------------------------
Name: Tod D. Perkins
Title: Managing Director



Our Reference Number: External ID: [       ] / Risk ID: [       ]